NEWS RELEASE

INTEROIL ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

Cairns, Australia, August 5, 2009 -- InterOil Corporation (NYSE: IOC) (POMSoX: IOC) announces financial results for the second quarter ending June 30, 2009.  For the quarter, InterOil reported net income of $9.4 million (diluted $0.24 per share), $6.2 million less than the equivalent quarter in the prior year.  Earnings before Interest, Taxes, Depreciation and Amortization* (“EBITDA”) for the quarter totalled $17.9 million, a reduction of $9.5 million over 2008 second quarter EBITDA of $27.4 million.  Second quarter 2008 results also included a $6.5 million gain on disposal of non-strategic oil and gas properties and a $3.7 million gain arising from an indirect participation interest investor’s decision to waive its right to convert its working interest in certain wells into InterOil’s shares.

Business Segment Results
During the quarter, InterOil’s Midstream Refining segment generated a net profit of $9.6 million, compared with a net profit $11.3 million for the same quarter in 2008.  Throughput averaged 21,574 barrels per day in the second quarter of 2009 versus 21,694 in the comparable period a year ago.  Throughput per day has been calculated excluding shut down days.  Capacity utilization, based on 36,500 barrels per day operating capacity was 39% for the quarter as compared to 30% in the same quarter of 2008.  Premium margin distillates were 56% of production in the current quarter, down from 59% in the same period a year ago.  Refining EBITDA in the quarter totalled $14.1 million, down from $16.3 million in the previous year as a result of lower distillate margins, which were partially offset by lower foreign exchange losses.

The Company’s Midstream Liquefaction segment posted a net loss of $1.8 million for the quarter, which was our share of expenses incurred by the PNG LNG Inc. joint venture during the quarter to progress the development of the Liquefied Natural Gas (LNG) project in Papua New Guinea.

The Downstream segment derived a net profit of $1.7 million, compared with a net profit of $3.4 million in the second quarter of 2008.  Downstream EBITDA in the quarter totalled $4.2 million compared to $7.9 million in the prior year period.  During the 2009 second quarter refined product sales volumes totalled 140.8 million liters versus 128.3 million liters in the prior year period. Sales and operating revenues declined from $243.7 million in the previous year’s quarter to $147.6 million, largely due to the decline in commodity prices.  The decrease in net profit and EBITDA was due to lower gross margin achieved mainly due to the negative effect of import parity price movements as applied to the inventory sold during the period, partially offset by lower expenses and reduced stockholding fees.

InterOil News Release

During the second quarter, the Upstream business segment recorded a net loss of $2.4 million, down from a gain of $9.2 million in the comparable 2008 quarter.  The 2008 quarter result included a $10.2 million gain on sale of oil and gas properties as compared to $1.1 million in the current quarter.

The following is a table containing the consolidated results for the eight quarters ended June 30, 2009 by business segment, and on a consolidated basis.

Quarters ended	2009		2008				2007
($ thousands except per share data)	Jun-30	Mar-31	Dec-31	Sep-30	Jun-30	Mar-31	Dec-31	Sep-30
Upstream	660	611	487	698	895	618	579	1,176
Midstream – Refining	114,347	145,523	194,617	216,750	197,864	176,973	137,509	168,737
Midstream – Liquefaction	2	5	23	35	19	13	26	10
Downstream	85,472	78,572	128,540	172,528	140,467	116,048	118,495	102,786
Corporate	8,640	7,753	9,591	8,415	8,334	8,531	7,352	11,825
Consolidation entries	(60,625)	(70,801)	(114,691)	(134,695)	(102,566)	(109,767)	(91,129)	(94,430)
Sales and operating revenues	148,496	161,663	218,567	263,731	245,013	192,416	172,832	190,104
Upstream	(669)	(470)	(2,483)	231	10,164	(1,135)	(3,128)	(5,015)
Midstream – Refining	14,134	14,747	(13,976)	17,516	16,329	5,724	9,589	(1,332)
Midstream – Liquefaction	(1,378)	(2,360)	(2,501)	(1,570)	(1,784)	(1,636)	(797)	(4,104)
Downstream	4,150	3,241	(7,244)	610	7,893	4,529	3,627	3,301
Corporate	1,897	3,052	226	764	(2,155)	1,796	2,145	6,248
Consolidation entries	(278)	(7,286)	(2,866)	(736)	(3,092)	(2,143)	(4,540)	(9,353)
Earnings before interest, taxes, depreciation and amortization (1)	17,856	10,924	(28,844)	16,815	27,355	7,135	6,896	(10,255)
Upstream	(2,382)	(2,134)	(4,003)	(1,039)	9,189	(1,993)	(3,736)	(4,893)
Midstream – Refining	9,624	10,349	(19,490)	12,660	11,344	202	2,990	(12,199)
Midstream – Liquefaction	(1,765)	(2,553)	(2,597)	(1,677)	(1,909)	(1,728)	(877)	(4,157)
Downstream	1,742	964	(5,901)	(886)	3,383	2,197	670	(255)
Corporate	(677)	350	(2,275)	(1,759)	(5,164)	(1,390)	(883)	3,578
Consolidation entries	2,895	(4,333)	36	1,929	(1,240)	314	(877)	35
Net profit/(loss) per segment	9,437	2,643	(34,230)	9,228	15,603	(2,398)	(2,713)	(17,891)
Net profit/(loss) per share (dollars)
Per Share – Basic	0.25	0.07	(0.96)	0.26	0.48	(0.08)	(0.09)	(0.60)
Per Share – Diluted	0.24	0.07	(0.96)	0.22	0.40	(0.08)	(0.09)	(0.60)

(1) Earnings before interest, taxes, depreciation and amortization is a non-GAAP measure and is reconciled to GAAP in the section to this document entitled ‘Non-GAAP Measures and Reconciliation’.

InterOil News Release

Liquidity and Capital Resources
As at June 30 2009, the Company’s financial position has benefited significantly from the conversion of the $95 million 8% convertible subordinated debentures issued in May 2008 into common shares, and the completion of the $70.4 million registered direct stock offering completed in June 2009.  These transactions improved our Debt-To-Capital Ratio (Long term Debt/(Shareholders’ equity + Long term Debt) to 13% at June 30, 2009, substantially down from 43% at the same time in 2008.

Summary of Debt Facilities

Organization	Facility		Balance outstanding June 30, 2009		Maturity date
Overseas Private Investment Corp. secured loan	$58,000,000		$58,000,000		December 2015
Unsecured 8% convertible debentures	$95,000,000	(2)	$0		Fully Converted
BNP Paribas working capital facility	$190,000,000		$0	(1)	August 2009
Westpac working capital facility	$27,200,000		$3,962,238		October 2011
BSP working capital facility	$23,800,000		$0		August 2009

(1)	Excludes letters of credit totalling US$72.6 million
(2)	Initial debenture issue of $95 million, was fully converted in June 2009

At June 30, 2009 InterOil held cash, cash equivalents and restricted cash of $117.7 million (June 2008 – $55.2 million), of which $21.4 million (June 2008 - $26.4 million) was restricted under the BNP Paribas working capital facility and OPIC debt reserve.  Our net cash from operating activities for the quarter were $65.1 million, compared with an outflow of $32.6 million for the quarter ended June 30, 2008.  The improved cash flows from operations were mainly due to reduced working capital requirements resulting from decreased feedstock price environment as compared to prior year.

Subsequent Events
On July 27, 2009, the Company announced that drilling has commenced on the Antelope-2 appraisal well, located approximately 2.2 miles (3.5 km) south of the Antelope-1 well in Petroleum Prospecting License 237 in Papua New Guinea. The planned total depth of the well is approximately 8,366 feet (2,550 meters) and is expected to take in the order of 100 days to drill.   As at August 5, 2009, the Company has set 18 5/8 casing in the Antelope-2 well at 810 feet (247 meters) and is currently drilling ahead at  1,102 feet (336 meters).

InterOil News Release

InterOil Corporation Consolidated Statement of Operations (Unaudited, Expressed in United States dollars)

	Quarter ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	$	$	$	$

Revenue
Sales and operating revenues	147,570,673	243,657,490	308,411,228	435,029,765
Interest	89,058	439,751	165,119	756,279
Other	836,246	916,110	1,581,957	1,641,404
	148,495,977	245,013,351	310,158,304	437,427,448

Expenses
Cost of sales and operating expenses	126,007,123	206,213,757	262,417,838	383,197,441
Administrative and general expenses	7,454,273	11,038,893	14,617,065	16,296,642
Derivative losses/(gains)	345,650	9,010,951	(931,060)	10,629,376
Legal and professional fees	2,607,296	3,849,293	3,847,982	5,956,524
Exploration costs, excluding exploration impairment (note 11)	31,075	83,191	247,121	(154,077)
Exploration impairment (note 11)	-	(14,052)	-	11,279
Short term borrowing costs	782,556	2,050,022	1,847,351	3,662,066
Long term borrowing costs	2,861,819	4,083,348	6,432,965	8,485,202
Depreciation and amortization	3,773,772	3,439,684	7,154,347	6,924,442
Gain on sale of oil and gas properties (note 11)	(1,087,483)	(10,245,533)	(1,087,483)	(10,245,533)
Foreign exchange (gain)/loss	(5,284,183)	(3,484,037)	1,105,731	(4,784,214)
	137,491,898	226,025,517	295,651,857	419,979,148

Income before income taxes and non-controlling interest	11,004,079	18,987,834	14,506,447	17,448,300

Income taxes
Current	(1,686,815)	(3,183,469)	(998,699)	(4,025,799)
Future	122,731	(199,745)	(1,422,203)	(215,428)
	(1,564,084)	(3,383,214)	(2,420,902)	(4,241,227)

Income before non-controlling interest	9,439,995	15,604,620	12,085,545	13,207,073

Non-controlling interest (note 20)	(1,925)	(2,044)	(3,995)	(1,859)

Net income	9,438,070	15,602,576	12,081,550	13,205,214

Basic income per share (note 26)	0.25	0.48	0.32	0.41
Diluted income per share (note 26)	0.24	0.40	0.32	0.36
Weighted average number of common shares outstanding
Basic	38,244,238	32,720,492	37,216,877	31,873,424
Basic and diluted	38,946,516	38,629,556	37,724,806	36,781,249

See accompanying notes to the consolidated financial statements

InterOil News Release

InterOil Corporation Consolidated Statement of Cash Flows (Unaudited, Expressed in United States dollars)

	Quarter ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	$	$	$	$

Cash flows provided by (used in):

Operating activities
Net profit	9,438,070	15,602,576	12,081,550	13,205,214
Adjustments for non-cash and non-operating transactions
Non-controlling interest	1,925	2,044	3,995	1,859
Depreciation and amortization	3,773,772	3,439,684	7,154,347	6,924,442
Future income tax asset	683,427	76,531	1,012,884	47,721
Gain on sale of plant and equipment	-	-	-	(16,250)
Gain on sale of exploration assets	(1,087,483)	(10,245,533)	(1,087,483)	(10,245,533)
Amortization of discount on debentures liability	484,489	472,700	1,212,262	472,700
Amortization of deferred financing costs	55,986	64,320	111,972	148,428
Gain on unsettled hedge contracts	(283,900)	(154,849)	(208,800)	(154,849)
Timing difference between derivatives recognised and settled	(265,400)	6,824,675	15,074,050	6,554,700
Stock compensation expense	1,892,759	1,536,178	3,317,212	2,241,425
Inventory revaluation	(205,546)	-	-	-
Non-cash interest on secured loan facility	-	605,868	-	2,189,907
Non-cash interest settlement on preference shares	-	186,475	-	186,475
Non-cash interest settlement on debentures	2,352,084	-	2,352,084	-
Oil and gas properties expensed	31,075	69,139	247,121	(142,798)
Loss/(gain) on proportionate consolidation of LNG project	-	-	724,357	(236,666)
Unrealized foreign exchange gain	(1,967,988)	(3,484,037)	(3,901,133)	(4,784,214)
Change in operating working capital
Decrease/(increase) in trade receivables	3,761,094	(34,394,001)	1,945,982	(58,665,410)
(Decrease)/increase in unrealised hedge gains	(4,008,175)	-	6,268,950	-
Decrease/(increase) in other assets and prepaid expenses	104,229	(3,053,296)	1,124,916	(398,947)
(Increase)/decrease in inventories	(34,020,246)	64,398,765	(27,306,167)	17,072,100
Increase/(decrease) in accounts payable, accrued liabilities and income tax payable	84,367,580	(74,607,339)	58,598,130	3,044,741
Net cash from/(used in) operating activities	65,107,752	(32,660,100)	78,726,229	(22,554,955)

Investing activities
Expenditure on oil and gas properties	(20,054,923)	(14,880,064)	(43,675,787)	(29,067,251)
Proceeds from IPI cash calls	3,603,284	-	5,575,534	4,340,000
Expenditure on plant and equipment	(5,138,243)	(1,565,972)	(4,863,524)	(2,570,013)
Proceeds received on sale of assets	-	-	-	312,500
Proceeds received on sale of exploration assets	-	1,500,000	-	1,500,000
(Increase)/decrease in restricted cash held as security on borrowings	(3,982,816)	(6,013,771)	4,920,600	(3,993,941)
Change in non-cash working capital
(Decrease)/increase in accounts payable and accrued liabilities	(11,038,843)	(924,866)	(5,890,357)	1,565,416
Net cash used in investing activities	(36,611,541)	(21,884,673)	(43,933,534)	(27,913,289)

Financing activities
Repayments of secured loan	(4,500,000)	(4,500,000)	(4,500,000)	(4,500,000)
Repayments of bridging facility, net of transaction costs	-	(70,000,000)	-	(70,000,000)
Proceeds from PNG LNG cash call	-	875,500	-	3,502,000
Proceeds from Clarion Finanz for Elk option agreement	-	4,500,000	3,577,288	4,500,000
Proceeds from Petromin for Elk participation agreement	1,000,000	-	4,435,000	-
(Repayments of)/proceeds from working capital facility	(39,358,309)	41,032,787	(64,830,164)	7,557,193
Proceeds from issue of common shares/conversion of debt, net of transaction costs	68,068,669	(421,496)	73,905,499	(421,496)
Proceeds from issue of debentures, net of transaction costs	-	94,780,034	-	94,780,034
Net cash from financing activities	25,210,360	66,266,825	12,587,623	35,417,731

Increase/(decrease) in cash and cash equivalents	53,706,571	11,722,052	47,380,318	(15,050,513)
Cash and cash equivalents, beginning of period	42,644,319	17,089,197	48,970,572	43,861,762
Cash and cash equivalents, end of period (note 5)	96,350,890	28,811,249	96,350,890	28,811,249

See accompanying notes to the consolidated financial statements
See note 6 for non cash financing and investing activities

InterOil News Release

InterOil Corporation Consolidated Statements of Shareholders' Equity (Unaudited, Expressed in United States dollars)

	Six months ended	Year ended	Six months ended
	June 30,	December 31,	June 30,
	2009	2008	2008
	$	$	$
Share capital

At beginning of period	373,904,356	259,324,133	259,324,133
Issue of capital stock (note 21)	166,178,411	114,580,223	65,531,474
At end of period	540,082,767	373,904,356	324,855,607
Preference shares

At beginning of period	-	6,842,688	6,842,688
Converted to common shares (note 22)	-	(6,842,688)	-
At end of period	-	-	6,842,688
8% subordinated debentures

At beginning of period	10,837,394	-	-
Issue of debentures (note 23)	-	13,036,434	-
Conversion to common shares during the year	(10,837,394)	(2,199,040)	13,036,434
At end of period	-	10,837,394	13,036,434
Contributed surplus

At beginning of period	15,621,767	10,337,548	10,337,548
Fair value of options exercised transferred to share capital (note 24)	(1,581,105)	(456,867)	(66,495)
Stock compensation expense (note 24)	3,317,211	5,741,086	2,241,425
At end of period	17,357,873	15,621,767	12,512,478
Warrants

At beginning of period (note 25)	2,119,034	2,119,034	2,119,034
Movement for period	-	-	-
At end of period	2,119,034	2,119,034	2,119,034
Accumulated Other Comprehensive Income
Deferred hedge gain/(loss)
At beginning of period	18,012,500	-	-
Deferred hedge movement for period, net of tax (note 7)	(10,200,850)	18,012,500	(3,487,049)
Deferred hedge gain/(loss) at end of period	7,811,650	18,012,500	(3,487,049)
Foreign currency translation reserve
At beginning of period	9,685,806	6,025,019	6,025,019
Foreign currency translation movement for period, net of tax	(945,965)	3,660,787	5,262,965
Foreign currency translation reserve at end of period	8,739,841	9,685,806	11,287,984
Accumulated other comprehensive income at end of period	16,551,491	27,698,306	7,800,935
Conversion options

At beginning of period	17,140,000	19,840,000	19,840,000
Movement for period (note 19)	-	(2,700,000)	-
At end of period	17,140,000	17,140,000	19,840,000
Accumulated deficit

At beginning of period	(220,186,930)	(208,389,853)	(208,389,853)
Net income/(loss) for period	12,081,550	(11,797,077)	13,205,214
At end of period	(208,105,380)	(220,186,930)	(195,184,639)
Shareholders' equity at end of period	385,145,785	227,133,927	191,822,537

See accompanying notes to the consolidated financial statements

InterOil News Release

NON-GAAP EBITDA Reconciliation
Gross Margin is a non-GAAP measure and is ‘sales and operating revenues’ less ‘cost of sales and operating expenses’.

Consolidated – Operating results	Quarter ended June 30,		Six months ended June 30,
($ thousands, except per share data)	2009	2008	2009	2008

Sales and operating revenues	147,571	243,657	308,411	435,030
Cost of sales and operating expenses	(126,007)	(206,214)	(262,418)	(383,197)
Gross Margin	21,564	37,443	45,993	51,833

Earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, represents our net income/(loss) plus total interest expense (excluding amortization of debt issuance costs), income tax expense, depreciation and amortization expense.  EBITDA is used by us to analyze operating performance.  EBITDA does not have a standardized meaning prescribed by United States or Canadian generally accepted accounting principles and, therefore, may not be comparable with the calculation of similar measures for other companies.  The items excluded from EBITDA are significant in assessing our operating results.  Therefore, EBITDA should not be considered in isolation or as an alternative to net earnings, operating profit, net cash provided from operating activities and other measures of financial performance prepared in accordance with GAAP.  Further, EBITDA is not a measure of cash flow under GAAP and should not be considered as such.  For reconciliation of EBITDA to the net income (loss) under GAAP, refer to the following table.

InterOil News Release

The following table reconciles net income (loss), a GAAP measure, to EBITDA, a non-GAAP measure for each of the last eight quarters.

	2009		2008				2007
Quarters ended ($ thousands)	Jun-30	Mar-31	Dec-31	Sep-30	Jun-30	Mar-31	Dec-31	Sep-30
Upstream	(669)	(470)	(2,483)	231	10,164	(1,135)	(3,128)	(5,015)
Midstream – Refining	14,134	14,747	(13,976)	17,516	16,329	5,724	9,589	(1,332)
Midstream – Liquefaction	(1,378)	(2,360)	(2,501)	(1,570)	(1,784)	(1,636)	(797)	(4,104)
Downstream	4,150	3,241	(7,244)	610	7,893	4,529	3,627	3,301
Corporate	1,897	3,052	226	764	(2,155)	1,796	2,145	6,248
Consolidation Entries	(278)	(7,286)	(2,866)	(736)	(3,092)	(2,143)	(4,540)	(9,353)
Earnings before interest, taxes, depreciation and amortization	17,856	10,924	(28,844)	16,815	27,355	7,135	6,896	-10,255
Subtract:
Upstream	(1,563)	(1,552)	(1,345)	(1,137)	(841)	(704)	(474)	(177)
Midstream – Refining	(1,709)	(1,786)	(2,771)	(2,113)	(2,263)	(2,761)	(4,397)	(8,155)
Midstream – Liquefaction	(333)	(158)	(65)	(63)	(60)	(53)	(53)	(53)
Downstream	(1,013)	(1,142)	(2,232)	(885)	(715)	(1,005)	(1,145)	(3,320)
Corporate	(1,600)	(2,325)	(2,320)	(2,484)	(2,871)	(3,091)	(3,005)	(2,870)
Consolidation Entries	3,142	2,922	2,866	2,636	1,823	2,425	3,629	9,353
Interest expense	(3,076)	(4,041)	(5,867)	(4,046)	(4,927)	(5,189)	(5,445)	(5,222)
Upstream	-	-	-	-	-	-	-	-
Midstream – Refining	-	-	-	-	-	-	(44)	69
Midstream – Liquefaction	(32)	(12)	(12)	(25)	(49)	(24)	(13)	-
Downstream	(733)	(485)	4,297	82	(3,213)	(753)	(1,112)	261
Corporate	(800)	(359)	(163)	(21)	(122)	(81)	(11)	212
Consolidation Entries	(2)	(2)	4	(3)	(2)	0	(1)	2
Income taxes and non-controlling interest	(1,567)	(858)	4,126	33	(3,386)	(858)	(1,181)	544
Upstream	(150)	(112)	(175)	(134)	(135)	(154)	(134)	299
Midstream – Refining	(2,801)	(2,611)	(2,742)	(2,742)	(2,723)	(2,761)	(2,158)	(2,781)
Midstream – Liquefaction	(20)	(20)	(19)	(19)	(16)	(15)	(15)	-
Downstream	(662)	(651)	(722)	(693)	(582)	(573)	(700)	(497)
Corporate	(174)	(18)	(19)	(18)	(16)	(15)	(12)	(12)
Consolidation Entries	32	32	32	32	32	32	34	33
Depreciation and amortisation	(3,775)	(3,380)	(3,645)	(3,574)	(3,440)	(3,486)	(2,985)	(2,958)
Upstream	(2,382)	(2,134)	(4,003)	(1,039)	9,188	(1,993)	(3,736)	(4,893)
Midstream – Refining	9,624	10,349	(19,490)	12,660	11,345	201	2,990	(12,199)
Midstream – Liquefaction	(1,764)	(2,551)	(2,596)	(1,677)	(1,910)	(1,727)	(878)	(4,157)
Downstream	1,742	964	(5,900)	(886)	3,384	2,197	670	(254)
Corporate	(677)	350	(2,276)	(1,759)	(5,164)	(1,390)	(882)	3,578
Consolidation Entries	2,895	(4,333)	35	1,929	(1,240)	314	(877)	34
Net profit/(loss) per segment	9,438	2,645	(34,230)	9,228	15,603	(2,398)	(2,713)	(17,891)

InterOil News Release

COMPANY DESCRIPTION

InterOil Corporation is developing a vertically integrated energy business whose primary focus is Papua New Guinea and the surrounding region.  InterOil’s assets consist of petroleum licenses covering about 4.6 million acres, an oil refinery, and retail and commercial distribution facilities, all located in Papua New Guinea.  In addition, InterOil is a shareholder in a joint venture established to construct an LNG plant on a site adjacent to InterOil’s refinery in Port Moresby, Papua New Guinea.
InterOil’s common shares trade on the NYSE in US dollars.

FOR INVESTOR RELATIONS ENQUIRIES:

Wayne Andrews	Anesti Dermedgoglou
V. P. Capital Markets	V.P. Investor Relations
Wayne.Andrews@InterOil.com	Anesti@InterOil.com
The Woodlands, TX USA	Cairns Qld, Australia
Phone: 281-292-1800	Phone: +61 7 4046 4600

Cautionary Statements

This press release may include “forward-looking statements” as defined in United States federal and Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the InterOil expects, believes or anticipates will or may occur in the future are forward-looking statements, including in particular statements concerning the development of a Liquefied natural Gas facility in Papua New Guinea, and drilling plans (including the Antelope-2 appraisal well). These statements are based on certain assumptions made by the Company based on its experience and perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given however, that these events will occur.  Actual results will differ, and the difference may be material and adverse to the Company and its shareholders.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.  Some of these factors include with the Securities and Exchange Commission and SEDAR, including but not limited to those in the Company’s Annual Report for the year ended December 31, 2008 on Form 40-F and its Annual Information Form for the year ended December 31, 2008.

Investors are urged to consider closely the disclosure in the Company’s Form 40-F, available from us at www.interoil.com or from the SEC at www.sec.gov and its and its Annual Information Form available on SEDAR at www.sedar.com, including in particular the risk factors discussed in the Company’s filings.

InterOil News Release